InnerWorkings Announces First Quarter 2017 Results
Raising 2017 earnings guidance

CHICAGO, IL - May 8, 2017 - InnerWorkings, Inc. (NASDAQ: INWK), the leading global marketing execution firm, today announced financial results for the three months ended March 31, 2017. For all non-GAAP references below, please refer to the non-GAAP reconciliation tables at the end of this release for more information.

Financial and Business Highlights

•	Gross revenue was $267.4 million, a decrease of 1% compared to $271.1 million in the first quarter of 2016.

•	Gross profit (net revenue) was $64.3 million, or 24.0% of gross revenue in the first quarter of 2017, a 4% increase compared to $61.9 million, or 22.9% of revenue, in the same period of last year.

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Net income for the first quarter of 2017 was $5.5 million, or $0.10 per diluted share, which included $1.0 million of income related to the decreased value of contingent consideration for prior acquisitions.

•	Non-GAAP diluted earnings per share for the first quarter was $0.08, a 66% increase compared to the first quarter of 2016.

•	Non-GAAP adjusted EBITDA was $12.3 million, reflecting 5% growth as compared to $11.7 million in the first quarter of 2016.

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Cash flow provided by operating activities was $35.2 million for the trailing twelve-month period ended March 31, 2017 and $25.1 million for the prior trailing twelve-month period ended March 31, 2016.

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InnerWorkings has been awarded additional work from new and existing clients so far during 2017, which collectively is expected to exceed $35 million of annual revenue at full run-rate. The largest new client engagements are with Jaguar Land Rover and The Humane Society.

“The investments we have made to build our global capabilities and technology platform are paying off in a meaningful way,” said Eric D. Belcher, Chief Executive Officer of InnerWorkings. “We have won more new business year-to-date than we had at this time last year, and we expect 2017 to be another record year on the top and bottom line.”

“Our net revenue for the first quarter is in line with our expectations while initiatives to improve our bottom line are ahead of plan, prompting us to raise our earnings guidance for 2017,” said Jeffrey P. Pritchett, Chief Financial Officer of InnerWorkings. “We are also starting to generate greater cash flow, enabling us to return $10 million to shareholders in the last two months through our stock repurchase program.”

Outlook
The Company is raising its guidance for 2017 non-GAAP diluted earnings per share to a range of $0.45 to $0.49, compared to previous guidance of a range of $0.44 to $0.47. Guidance for gross revenue and non-GAAP adjusted EBITDA are unchanged. InnerWorkings expects gross revenue to range between $1.155 billion and $1.185 billion and non-GAAP adjusted EBITDA to be between $65.0 million and $68.0 million.
Conference Call
Eric D. Belcher, Chief Executive Officer, and Jeffrey P. Pritchett, Chief Financial Officer, will host a conference call to discuss the results today at 4:30 p.m. Central time (5:30 p.m. Eastern time).
The phone number to access the conference call is (877) 771-7024. A live audio webcast of the call will be available through InnerWorkings’ website at http://investor.inwk.com/events.cfm. A replay of the webcast will be available later today at the same location.
Non-GAAP Financial Measures
This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission: non-GAAP adjusted EBITDA and non-GAAP diluted earnings per share. We believe these measures provide useful information to investors because they provide further insights into the Company's financial performance. These measures are also used by management in its financial and operational decision-making and evaluation of overall performance. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, please see the reconciliation of non-GAAP adjusted EBITDA and non-GAAP diluted earnings per share included in this release.
The Company has not quantitatively reconciled its guidance for non-GAAP adjusted EBITDA or non-GAAP diluted earnings per share to their most comparable GAAP measure because the Company does not provide specific guidance for the various reconciling items as certain items that impact these measures have not occurred, are out of the Company’s control, or cannot be reasonably predicted, including potential changes in contingent consideration value. Accordingly, a reconciliation to the nearest GAAP financial metric is not available without unreasonable effort. Please note that the unavailable reconciling items could significantly impact the Company’s results.
Forward-Looking Statements
This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of our most recently filed Form 10-K.
About InnerWorkings
InnerWorkings, Inc. (NASDAQ: INWK) is the leading global marketing execution firm serving Fortune 1000 brands across a wide range of industries. As a comprehensive outsourced enterprise solution, the Company leverages proprietary technology, an extensive supplier network and deep domain expertise to streamline the production of branded materials and retail experiences across geographies and formats. InnerWorkings is headquartered in Chicago, IL and employs approximately 1,800 individuals to support global clients in the execution of multi-faceted brand campaigns in every major market around the world. InnerWorkings serves many industries, including: retail, financial services, hospitality, consumer packaged goods, nonprofit, healthcare, food & beverage, broadcasting & cable, automotive, and transportation. For more information visit: www.inwk.com.
CONTACT:
Bridget Freas
InnerWorkings, Inc.
312.589.5613
bfreas@inwk.com

Condensed Consolidated Statements of Income
(Unaudited)

(in thousands, except per share amounts)	Three Months Ended March 31,
	2017	2016
Revenue	$267,390	$271,073
Cost of goods sold	203,113	209,127
Gross profit	64,277	61,946
Operating expenses:
Selling, general and administrative expenses	53,427	51,492
Depreciation and amortization	2,904	4,596
Change in fair value of contingent consideration	(1,040)	1,911
Restructuring and other charges	—	3,344
Income from operations	8,986	603
Other income (expense):
Interest income	34	14
Interest expense	(1,003)	(1,077)
Other, net	(224)	(161)
Total other expense	(1,193)	(1,224)
Income (loss) before income taxes	7,793	(621)
Income tax expense	2,337	2,072
Net income (loss)	$5,456	$(2,693)

Basic earnings (loss) per share	$0.10	$(0.05)
Diluted earnings (loss) per share	$0.10	$(0.05)

Weighted-average shares outstanding – basic	54,056	53,145
Weighted-average shares outstanding – diluted	54,729	53,145

Condensed Consolidated Balance Sheets

(in thousands)	March 31, 2017	December 31, 2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$29,920	$30,924
Accounts receivable, net of allowance for doubtful accounts of $2,504 and $2,622, respectively	187,028	182,874
Unbilled revenue	35,712	32,723
Inventories	30,338	31,638
Prepaid expenses	23,912	18,772
Other current assets	20,598	24,769
Total current assets	327,508	321,700
Property and equipment, net	34,000	32,656
Intangibles and other assets:
Goodwill	203,269	202,700
Intangible assets, net	30,452	31,538
Deferred income taxes	1,440	1,031
Other non-current assets	1,353	1,374
Total intangibles and other assets	236,514	236,643
Total assets	$598,022	$590,999
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$114,399	$121,289
Current portion of contingent consideration	17,165	19,283
Due to seller	1,093	—
Accrued expenses	32,547	30,067
Other current liabilities	37,636	35,049
Total current liabilities	202,840	205,688
Revolving credit facility	113,691	107,468
Deferred income taxes	9,848	11,291
Other non-current liabilities	2,060	1,926
Total liabilities	328,439	326,373
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.0001 per share, 200,000 and 200,000 shares authorized, 63,438 and 63,391 shares issued, and 53,565 and 54,088 shares outstanding, respectively	6	6
Additional paid-in capital	228,106	224,480
Treasury stock at cost, 9,872 and 9,303 shares, respectively	(54,949)	(49,458)
Accumulated other comprehensive loss	(18,820)	(20,799)
Retained earnings	115,240	110,397
Total stockholders' equity	269,583	264,626
Total liabilities and stockholders' equity	$598,022	$590,999

Condensed Consolidated Statement of Cash Flows
(Unaudited)

(in thousands)	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities
Net income (loss)	$5,456	$(2,693)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	2,904	4,596
Stock-based compensation expense	1,419	1,241
Deferred income taxes	(16)	(389)
Bad debt provision	175	656
Change in fair value of contingent consideration	(1,040)	1,911
Other operating activities	52	52
Change in assets:
Accounts receivable and unbilled revenue	(7,318)	(16,256)
Inventories	1,300	(1,388)
Prepaid expenses and other assets	(979)	16,382
Change in liabilities:
Accounts payable	(6,890)	(40,196)
Accrued expenses and other liabilities	5,057	11,518
Net cash provided by (used in) operating activities	120	(24,566)

Cash flows from investing activities
Purchases of property and equipment	(3,042)	(3,987)
Net cash used in investing activities	(3,042)	(3,987)

Cash flows from financing activities
Net borrowings from revolving credit facilities	6,519	19,358
Net short-term secured borrowings	(801)	(1,803)
Repurchases of common stock	(4,342)	—
Payments of contingent consideration	—	(525)
Proceeds from exercise of stock options	189	984
Other financing activities	(95)	382
Net cash provided by financing activities	1,470	18,396

Effect of exchange rate changes on cash and cash equivalents	448	331
Decrease in cash and cash equivalents	(1,004)	(9,826)
Cash and cash equivalents, beginning of period	30,924	30,755
Cash and cash equivalents, end of period	$29,920	$20,929

Reconciliation of Non-GAAP Adjusted EBITDA and Non-GAAP Diluted Earnings Per Share
(Unaudited)

(in thousands)	Three Months Ended March 31,
	2017	2016
Net income (loss)	$5,456	$(2,693)
Income tax expense	2,337	2,072
Interest income	(34)	(14)
Interest expense	1,003	1,077
Other, net	224	161
Depreciation and amortization	2,904	4,596
Stock-based compensation expense	1,419	1,241
Change in fair value of contingent consideration	(1,040)	1,911
Restructuring and other charges	—	3,344
Non-GAAP Adjusted EBITDA	$12,269	$11,695

(in thousands, except per share amounts)	Three Months Ended March 31,
	2017	2016
Net income (loss)	$5,456	$(2,693)
Change in fair value of contingent consideration	(1,040)	1,911
Restructuring and other charges, net of tax	—	2,964
Restatement-related professional fees, net of tax	—	397
Adjusted net income	$4,416	$2,579
Weighted-average shares outstanding, diluted	54,729	54,688
Non-GAAP Diluted Earnings Per Share	$0.08	$0.05